Exhibit 5.3

September 14, 2026

MercadoLibre, Inc.
Dr. Luis Bonavita 1294, Of. 1733, Tower II
Montevideo, Uruguay, 11300

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Mercado Livre Brasil Ltda. (formerly known as Ebazar.Com.Br Ltda.), a limited liability company (Ltda.) organized under the laws of Brazil (the “Guarantor”), a subsidiary of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration Nos. 333-291604, 333-291604-01, 333-291604-03, 333-291604-04, 333-291604-05, 333-291604-07, 333-291604-08) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants identified therein, including the Guarantor (the “Additional Registrants”) and the prospectus November 17, 2025, as supplemented by the prospectus supplement dated September 9, 2026 (together, the “Prospectus”), relating to the Company’s offering of USD1,000,000,000 aggregate principal amount of 5.850% Notes due 2036 (the “Debt Securities”) and the Additional Registrants’ guarantees relating to the Debt Securities (the “Guarantee,” and together with the Notes, the “Securities”).

The Securities were issued pursuant to an indenture dated as of January 14, 2021 (the “Base Indenture”) entered into among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Trustee”), as amended and supplemented by the fifth supplemental indenture dated as of September 14, 2026 (the “Fifth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) entered into among the Company, the Additional Registrants and the Trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	executed copies of the Base Indenture and the Fifth Supplemental Indenture;

(d)	facsimile copies of the Debt Securities in global form as executed by the Company and authenticated by the Trustee;
(e)	the Guarantor’s articles of association; and
(f)	such other documents, records and matters of law as we have deemed necessary.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Guarantor is validly existing, have the powers to grant the Guarantee and has taken the required steps to authorize entering into the Guarantee under the laws of Brazil.

2.	The Guarantee has been validly issued under the Indenture and is valid, binding and enforceable obligations of the Guarantor.

We have assumed that the Guarantor has satisfied the legal requirements that are applicable to it under applicable law other than the law of Brazil to the extent necessary to make the Indenture, the Debt Securities and the Guarantee, as the case may be, enforceable against it. We have also assumed that each of the Company and the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the law of Brazil to the extent necessary to make the Indenture enforceable against it.

The foregoing opinions are limited to the laws of Brazil.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Guarantor that has passed on the validity of its Guarantee under Brazilian law, and to the filing of this opinion as  Exhibit 5.3 to the Company’s Current Report on Form 8-K dated September 14, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants.

/s/Alexandre Verri

Veirano Advogados